Exhibit 99.1

GFI Group Inc. Announces Fourth Quarter 2005 Results

•                  GAAP Revenues Rise to $140.3 Million; Non-GAAP Revenues to $141.1 Million
•                  GAAP Net Income Increases to $11.4 Million; Non-GAAP Net Income to $12.9 Million

•                  GAAP Diluted EPS is $0.40; Non-GAAP Diluted EPS is $0.45

New York, March 6, 2006 – GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash and derivative markets, today announced financial results for the fourth quarter and year ended December 31, 2005.

Highlights

•                  Total revenues for the 2005 fourth quarter increased 33% to $140.3 million compared with the fourth quarter of 2004. Excluding the effect of the foreign exchange collars as discussed below, total non-GAAP revenues increased 34% to $141.1 million versus the 2004 fourth quarter.

•                  The increase in fourth quarter revenues reflected a 37% increase in brokerage transaction revenues compared with the fourth quarter of 2004, with continued strong growth in all product categories. Each of the Company’s three geographic regions also demonstrated strong revenue growth over the 2004 fourth quarter.

•                  A major factor in the Company’s performance was the continued increase in the number of its brokerage personnel, which reached a total of 777 at December 31, 2005. That represents a net increase of 217 brokerage employees from the end of the fourth quarter of 2004 and 113 more than the third quarter of 2005.

•                  Net income for the fourth quarter of 2005 was $11.4 million, or $0.40 per diluted share under GAAP and $12.9 million, or $0.45 per diluted share on a non-GAAP basis. These amounts include a benefit from accounting adjustments related to software development costs affecting all quarters in 2005 as more fully described below, and equivalent to $0.04 per diluted share on a GAAP basis and $0.03 per diluted share on a non-GAAP basis. There was no effect on full year 2005 net income or earnings per share from these accounting adjustments.

•                  For the year ended December 31, 2005, GAAP total revenues increased 39% to $533.6 million and net income rose 108% to $48.1 million or $1.74 per diluted share compared with 2004. Non-GAAP total revenues for 2005 rose 37% to $527.7 million and non-GAAP net income increased 91% to $49.3 million or $1.78 per diluted share.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our strong fourth quarter capped a year of substantial growth for GFI. We successfully exceeded our revenue growth forecast of approximately 30% for the quarter. Fourth quarter revenues were better than expected due to robust trading in credit derivatives, which was enhanced both by the strong European customer response to the latest version of CreditMatch, our electronic trading platform for credit derivatives, and by specific credit events. Trading in equities was also better than expected, aided both by high volumes in many of the world’s equity markets and by the strong performance of brokerage professionals added in the fourth quarter who now comprise our Paris office.

“Our ability to attract highly qualified brokerage personnel is a key driver of our growth. The addition of brokerage personnel in the fourth quarter contributed to the 39% increase in our total brokerage headcount for the year.

“This brokerage personnel increase and the launch of CreditMatch 5.5 combined with the strategic addition of sector desks including those in corporate bonds and interest rate derivatives and the full quarter contribution of Starsupply Petroleum enabled us to achieve strong growth in each of our product categories and geographic regions in the fourth quarter and for the full year.

 “Based on our progress in 2005 and strong performance in a range of products and locations in January and February, we currently expect our brokerage revenues for the 2006 first quarter to exceed those of the first quarter of 2005 by 40% or more.”

Revenues

For the fourth quarter of 2005, GFI reported total revenues of $140.3 million, an increase of 33%, compared with $105.1 million in the fourth quarter of 2004. Excluding the $0.8 million of other loss due to the foreign exchange collars as described below under “Non-GAAP Financial Measures,” total fourth quarter 2005 non-GAAP revenues increased 34% over the fourth quarter of 2004 to $141.1 million.

Contributing to the total revenue growth compared with the 2004 fourth quarter were increases in each of the Company’s brokerage product categories, with revenues for credit products up 53%, financial products up 17%, equity products up 38% and commodity products up 31%. Fourth quarter 2005 commodity product revenues included the contribution of Starsupply Petroleum. The Company acquired substantially all of the operating assets of Starsupply on September 15, 2005. Revenues from analytics and data products in the 2005 fourth quarter were $3.4 million, a 9% decrease from the corresponding period of 2004.

By geographic region, fourth quarter 2005 brokerage revenues increased 42% in North America, 23% in Europe and 105% in Asia Pacific over the fourth quarter of 2004.

Expenses

For the fourth quarter of 2005, compensation and employee benefit expense was $89.5 million compared with $66.2 million in the fourth quarter of 2004. The increase was primarily attributable to the higher number of brokerage personnel as compared to the corresponding period in 2004 and an increase in performance related brokerage bonuses.

In the 2005 fourth quarter, GFI identified certain software development costs that were expensed as compensation in prior quarters in 2005 rather than capitalized. GFI capitalized these expenses in the 2005 fourth quarter, resulting in a reduction of $2.0 million in compensation expense and an increase of $0.1 million in depreciation and amortization recognized in the quarter. This resulted in a benefit to the 2005 fourth quarter results equivalent to $0.04 per GAAP diluted earnings per share or $0.03 per non-GAAP diluted earnings per share. The adjustments had no effect on the full year 2005 net income or earnings per share.

On a GAAP basis, all other expenses for the 2005 fourth quarter were $32.0 million, an increase of 2% from the fourth quarter of 2004 and representing 22.8% of total GAAP revenues as compared to 30.0% for the same period in 2004. As described below under “Non-GAAP

Financial Measures”, the most recent quarter included $0.3 million in duplicate rent related to the Company’s relocation to larger premises in London. In addition, there were charges related to the London lease termination in the amount of $1.1 million for the 2005 fourth quarter and $2.7 million for the 2004 fourth quarter. Excluding these items, all other non-GAAP expenses for the fourth quarter of 2005 were $30.6 million, or 21.7% of non-GAAP total revenues, compared with 26.7% for the 2004 fourth quarter.

Earnings

For the fourth quarter of 2005, GFI reported net income of $11.4 million, or $0.40 per diluted share including the aforementioned accounting adjustment compared with $3.4 million or $0.14 per diluted share in the same quarter of the prior year. Excluding all non-operating or non-recurring items as summarized below under “Non-GAAP Financial Measures” but including the accounting adjustment, GFI’s fourth quarter 2005 non-GAAP net income was $12.9 million or $0.45 per diluted share compared with non-GAAP net income of $5.9 million or $0.24 per diluted share in the fourth quarter of 2004.

Full Year Results

For the year ended December 31, 2005, GFI’s total revenues were $533.6 million and net income was $48.1 million or $1.74 per diluted share under GAAP. This compares with total revenues of $385.0 million and net income of $23.1 million or $0.95 reported under GAAP for 2004. Excluding non-operating or non-recurring items, non-GAAP total revenues for 2005 were $527.7 million and non-GAAP net income was $49.3 million or $1.78 per diluted share. This compares with non-GAAP total revenues of $385.0 million and net income of $25.9 million or $1.06 per diluted share for 2004.

Non-GAAP Financial Measures

To supplement GFI’s consolidated financial statements presented in accordance with GAAP for the fourth quarter and year ended December 31, 2005 and 2004, GFI used non-GAAP financial measures of revenues, expenses, net income and earnings per share, which were adjusted to exclude certain non-operating or non-recurring items. These non-GAAP measures supplement the presentation of GFI’s GAAP financial results and are provided because GFI’s management believes the exclusion of these items provides investors with meaningful supplemental information regarding GFI’s core operating results and a consistent basis for comparison between the periods presented. In the fourth quarter of 2005, the difference between GAAP and non-GAAP revenues was $0.8 million and the difference between GAAP and non-GAAP net income was $1.5 million. For full year 2005, the difference between GAAP and non-GAAP revenues was ($5.9) million and the difference between GAAP and non-GAAP net income was $1.2 million.

The difference between GAAP and non-GAAP amounts for the fourth quarter of 2005 was the exclusion for non-GAAP purposes of:

•                  A $0.8 million loss reclassified from accumulated other comprehensive loss into other income due to the foreign exchange collars described below.

•                  $0.3 million in duplicate rent related to the Company’s relocation to larger premises in London.

•                  A $1.1 million accrual for the remaining rent plus other related charges for the former primary office in London as a result of vacating the premises in the fourth quarter.

•                  The effect of excluding these items would increase the Company’s income tax expense by $0.7 million.

The difference between non-GAAP and GAAP amounts for full year 2005 was the exclusion for non-GAAP purposes of:

•                  Other income of $5.9 million from foreign exchange collars. In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract will remain in accumulated other comprehensive loss on the balance sheet and will be reclassified into earnings over the term of the original contract. In 2005, a net gain of $5.9 million was recognized comprised of $8.4 million of gains on the new contract net of $2.5 million reclassified from accumulated other comprehensive loss into earnings on the original contract. At December 31, 2005, there was $4.6 million before tax ($3.2 million after-tax) remaining in accumulated other comprehensive loss that will be recorded in earnings over the next four quarters.

•                  A $3.2 million charge in connection with newly-hired brokerage personnel to buy-out their existing employment contracts with their former employer.

•                  Items related to the termination of the lease for GFI’s primary London premises and relocation to larger premises:

•             A net $1.2 million reduction in the lease termination related charges for a lease with an affiliate comprised of a $2.3 million reduction in the lease termination liability in the second quarter, offset by a $1.1 million accrual in the fourth quarter for the remaining rent and related charges as a result of vacating the premises.

•             A $1.1 million expense for accelerated depreciation for assets to be abandoned in connection with the termination of the leases for GFI’s primary London offices.

•             A $2.0 million expense for duplicate rent, representing the rent and related charges on the new London office space, which GFI has begun occupying in the fourth quarter of 2005.

•                  $2.0 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•                  $0.8 million in a non-cash equity compensation charge for the fair value of stock options vested at the completion of GFI’s initial public offering in January 2005.

•                  The effect of excluding the preceding items would increase the Company’s income tax expense by $0.8 million.

The difference between non-GAAP and GAAP amounts for the fourth quarter 2004 was the exclusion for non-GAAP purposes of:

•                  $0.1 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•                  A $2.7 million accrual for lease termination related to the London relocation.

•                  A $0.6 million expense for accelerated depreciation for assets to be abandoned in connection with the termination of the leases for GFI’s primary London offices.

•                  The effect of excluding this item would increase the Company’s income tax expense by $0.9 million.

The difference between non-GAAP and GAAP amounts for full-year 2004 was the exclusion for non-GAAP purposes of:

•                  $0.6 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•                  A $2.7 million accrual for lease termination related to the London relocation.

•                  A $0.6 million expense for accelerated depreciation for assets to be abandoned in connection with the termination of the leases for GFI’s primary London offices.

•                  The effect of excluding this item would increase the Company’s income tax expense by $1.1 million.

Recent Events

In February, GFI completed the move of the remaining personnel from its premises on Christopher Street in London to its new larger premises. As a result of vacating this premise, GFI will record an accrual for the remaining rent and related charges of approximately $0.8 million in the first quarter of 2006.

On February 24, 2006, GFI entered into an amended and restated credit agreement with its lenders. The new credit agreement is a five-year $135 million credit facility, which replaced an $80 Million credit agreement that would have matured in August 2007. The new credit agreement provides for revolving loans and the issuance of letters of credit. A copy of the Amended and Restated Credit Agreement was filed as an exhibit to a Form 8-K on February 28, 2006.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Tuesday, March 7, 2006 to review its fourth quarter and full year 2005 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 617-614-2703 in North America and +44-207-365-8426 in Europe and ask for the “GFI Group” conference call. A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com. Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,100 people with additional offices in Englewood, NJ, London, Paris, Hong Kong, Tokyo, Singapore and Sydney. GFI provides services and products to over 1,700 institutional clients, including leading investment and commercial banks, corporations, insurance companies and large hedge funds. Its brands include GFI, Starsupply®, GFInet® and FENICS®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,”

“intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation. Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
REVENUES:
Brokerage revenues:
Agency commissions (1)	$104,335	$73,366	$391,583	$262,039
Principal transactions (1)	31,250	25,627	114,417	101,339
Total brokerage revenues	135,585	98,993	506,000	363,378
Analytics and market data	3,388	3,732	17,395	16,081
Interest income	1,458	776	4,637	1,578
Other income	(145)	1,597	5,560	3,983
Total revenues	140,286	105,098	533,592	385,020

EXPENSES:
Compensation and employee benefits	89,511	66,224	327,345	241,847
Communications and quotes	7,064	5,341	25,860	20,536
Travel and promotion	7,017	6,251	24,652	19,511
Rent and occupancy	3,447	2,479	15,450	10,669
Depreciation and amortization	4,159	4,060	15,284	13,856
Professional fees	2,507	2,676	10,700	9,468
Clearing fees	3,858	3,623	13,683	9,816
Interest	1,016	1,076	3,635	3,159
Other expenses	1,855	3,343	13,890	10,353
Lease termination costs to affiliate	1,070	2,651	(1,196)	2,651
Total expenses	121,504	97,724	449,303	341,866

INCOME BEFORE PROVISION FOR INCOME TAXES	18,782	7,374	84,289	43,154

PROVISION FOR INCOME TAX	7,363	4,017	36,186	20,031

NET INCOME	$11,419	$3,357	$48,103	$23,123

Basic earnings per share - Class A and Common stock	$0.41	$0.15	$1.80	$1.01
Diluted earnings per share	$0.40	$0.14	$1.74	$0.95

Weighted average shares outstanding - basic:
Class A common stock	—	5,893,846	484,426	5,893,846
Common stock	27,767,408	10,155,809	25,761,202	10,155,809

Weighted average shares outstanding - diluted	28,665,742	24,445,478	27,699,325	24,334,004

(1)          During the fourth quarter, we became aware that revenues generated by certain desks were not properly classified between agency commissions and principal transactions for the first three quarters of 2005. Consequently, we have properly reclassified revenues for these certain desks for these quarters. On a reclassified basis, agency commissions for the first, second and third quarter of 2005 are $87,971, $100,718 and $98,559, respectively and principal transactions are $28,112, $27,635 and $27,420, respectively. There was no impact on total brokerage revenues.

GFI Group Inc. and Subsidiaries

Consolidated Statement of Operations

As a Percentage of Total Revenues

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

REVENUES:
Brokerage revenues:
Agency commissions	74.4%	69.8%	73.4%	68.0%
Principal transactions	22.3%	24.4%	21.4%	26.3%
Total brokerage revenues	96.7%	94.2%	94.8%	94.3%
Analytics and market data	2.4%	3.6%	3.3%	4.2%
Interest income	1.0%	0.7%	0.9%	0.4%
Other income	-0.1%	1.5%	1.0%	1.1%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	63.8%	63.1%	61.3%	62.8%
Communications and quotes	5.0%	5.1%	4.8%	5.3%
Travel and promotion	5.0%	5.9%	4.6%	5.1%
Rent and occupancy	2.5%	2.4%	2.9%	2.8%
Depreciation and amortization	3.0%	3.9%	2.9%	3.6%
Professional fees	1.8%	2.5%	2.0%	2.5%
Clearing fees	2.8%	3.4%	2.6%	2.5%
Interest	0.7%	1.0%	0.7%	0.8%
Other expenses	1.3%	3.2%	2.6%	2.7%
Lease termination costs to affiliate	0.8%	2.5%	-0.2%	0.7%
Total expenses	86.7%	93.0%	84.2%	88.8%

INCOME BEFORE PROVISION FOR INCOME TAXES	13.3%	7.0%	15.8%	11.2%

PROVISION FOR INCOME TAX	5.2%	3.8%	6.8%	5.2%

NET INCOME	8.1%	3.2%	9.0%	6.0%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Brokerage Revenues by Product Categories:
Credit	55,443	36,304	219,317	153,089
Financial	29,213	24,870	116,137	84,709
Equity	29,931	21,753	98,795	71,473
Commodity	20,998	16,066	71,751	54,107

Total brokerage revenues	135,585	98,993	506,000	363,378

Brokerage Revenues by Geographic Region:
North America	70,623	49,590	256,197	170,438
Europe	54,560	44,330	211,125	172,417
Asia-Pacific	10,402	5,073	38,678	20,523

Total brokerage revenues	135,585	98,993	506,000	363,378

	As of December 31,
	2005	2004

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$144,148	$105,161
Total assets (1)	577,767	640,223
Total debt, including current portion	31,247	58,841
Redeemable convertible preferred stock	—	30,043
Stockholders’ equity	238,252	53,369

Selected Statistical Data:
Brokerage personnel headcount (2)	777	560
Employees	1,151	868
Number of brokerage desks (3)	150	101
Broker productivity for the period (4)	$177	$181

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $208.9 million and $408.2 million at December 31, 2005 and 2004, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks.
(3)

A brokerage desk is defined as one or more individual brokers working together at a single location that provide brokerage services with respect to one or more specific financial instruments. Brokerage desks in different locations are considered separate desks even if they focus on the same financial instrument.

(4)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

GAAP revenues	$140,286	$105,098	$533,592	$385,020
Hedge contracts (a)	819	—	(5,908)	—
Non-GAAP revenues	141,105	105,098	527,684	385,020

GAAP expenses	121,504	97,724	449,303	341,866
Non-operating adjustments:
Fenics Purchase Obligation	—	(142)	(2,030)	(570)
Equity compensation	—	—	(756)
Accelerated depreciation	—	(599)	(1,095)	(599)
Lease termination to affiliate	(1,070)	(2,651)	1,196	(2,651)
Duplicate rent	(287)	—	(2,019)	—
Buy-out of employment contracts	—	—	(3,241)	—
Total (b)	(1,357)	(3,392)	(7,945)	(3,820)
Non-GAAP operating expenses	120,147	94,332	441,358	338,046

GAAP income before income tax provision	18,782	7,374	84,289	43,154
Sum of reconciling items = (a) - (b)	2,176	3,392	2,037	3,820
Non-GAAP income before income tax provision	20,958	10,766	86,326	46,974

GAAP income tax provision	7,363	4,017	36,186	20,031
Income tax benefit on non-operating loss (c)	653	857	801	1,088
Non-GAAP income tax provision	8,016	4,874	36,987	21,119

GAAP net income	11,419	3,357	48,103	23,123
Sum of reconciling items = (a) - (b) - (c)	1,523	2,535	1,236	2,732
Non-GAAP net income	$12,942	$5,892	$49,339	$25,855

GAAP basic net income per share	$0.41	$0.15	$1.80	$1.01
Basic non-operating income per share	$0.06	$0.11	$0.03	$0.12
Non-GAAP basic net income per share	$0.47	$0.26	$1.83	$1.13

GAAP diluted net income per share	$0.40	$0.14	$1.74	$0.95
Diluted non-operating income per share	$0.05	$0.10	$0.04	$0.11
Non-GAAP diluted net income per share	$0.45	$0.24	$1.78	$1.06